Exhibit 10.1

June 3, 2018

William Lis

Portola Pharmaceuticals, Inc.

270 East Grand Avenue

South San Francisco, CA 94080

Dear Bill:

This letter sets forth the substance of the transition, separation and consulting agreement (the “Agreement”) between you and Portola Pharmaceuticals, Inc. (the “Company”).

1. Separation/Final Pay. Your last day of employment will be August 1, 2018 (the “Separation Date”). You also agree to resign from the Company’s Board of Directors (the “Board”), effective the Separation Date. You agree to provide the Company with a resignation letter on the Separation Date, resigning from all positions you hold with the Company. On the Separation Date, the Company will pay you all accrued salary, and all accrued and unused vacation earned through the Separation Date, subject to standard payroll deductions and withholdings.

2. Transition Period. From the date of this letter through the Separation Date (the “Transition Period”), you will remain Chief Executive Officer, performing such duties as requested by the Board. Your pay and benefits will continue on the same terms now in effect during the Transition Period. You agree to perform your Transition Period in good faith.

3. Severance Benefits. If: (i) you timely enter into this Agreement and remain in compliance with its terms (including performing your Transition Period services until the Separation Date); and (ii) on the Separation Date, you provide the Company with a fully-executed Separation Date Release attached hereto as Exhibit A (the “Release”) and you allow the releases contained therein to become effective, then pursuant to your Executive Severance Benefits Agreement (the “Severance Agreement”), or the Company terminates your employment prior to the end of the contemplated Transition Period without “Cause,” as defined in the Severance Agreement (and you timely provide the requisite Release per the Severance Agreement), you will receive the following severance benefits associated with termination of your employment:

a. You will receive an amount equal to fifteen (15) months of your base salary, paid over the fifteen-month period immediately following the Separation Date; provided, however, that no amount shall be paid prior to the 60th day following the Separation Date (provided that the Release is effective by that date). On the 60th day following the Separation Date, the Company will pay you the severance amount that you would otherwise have received on or prior to such date but for the delay in payment related to the effectiveness of the Release, with the balance of the severance amount being paid as originally scheduled.

b. Provided that you timely elect continuation of coverage pursuant to COBRA, the Company shall pay the applicable premiums (inclusive of premiums for your dependents) for such continued health, dental, or vision plan coverage for you and your eligible dependents following the Separation Date for up to fifteen (15) months (but in no event after such time as you are eligible for coverage under the plans of a subsequent employer or you are no longer eligible for COBRA coverage). You are required to notify the Company immediately if you become eligible under a health, dental, or vision insurance plan of a subsequent employer.

You acknowledge and agree that upon receipt of the benefits set forth in Section 3, you will have received all severance benefits to which you are entitled, whether under the Severance Agreement or otherwise, and will not be eligible for, and will not receive, any further severance benefits from the Company.

4. Consulting. If: (i) you timely enter into this Agreement and remain in compliance with its terms (including performing your Transition Period services until the earlier of a Covered Termination prior to the Separation Date, as defined in the Severance Agreement, or the Separation Date); and (ii) on your last day of employment you provide the Company with the fully-executed Release and allow the releases contained therein to become effective, then the Company will engage you as a consultant under the terms set forth below.

a. Consulting Period. You will serve as a consultant to the Company beginning on the last day of employment and ending on June 30, 2020 (the “Consulting Period”), unless terminated earlier pursuant to Section 4(h).

b. Consulting Services. As a consultant, you will be responsible for assisting the Company in any area of your expertise, as reasonably requested by the Company (the “Consulting Services”), not to exceed sixteen (16) work hours per month without your consent. You will conduct the Consulting Services at a location and during times to be mutually agreed upon, and will exercise the highest degree of professionalism in performing the Consulting Services. You will be directed in all of your Consulting services by the Chief Executive Officer of the Company or his or her designee.

c. Compensation.

i. Cash Compensation. During the Consulting Period, the Company will pay you $8,227.08 per month in consulting fees (the “Consulting Fees”). No part of the Consulting Fees will be subject to withholding for the payment of any social security, federal, state or any other employee payroll taxes. The Company will report the Consulting Fees by filing Form 1099-MISC with the Internal Revenue Service to the extent required by law.

ii. Equity. During your employment with the Company, you were granted certain equity interests in the Company. During the Consulting Period, these interests will continue to vest under the existing terms as set forth in the governing equity agreements, with time vesting and performance-based vesting (as to the applicable milestones, if met) to continue during the Consulting Period. Except as provided in this Agreement, all rights and obligations with respect to your equity interests will be as set forth in the applicable agreements, grant notices and plan documents. You are encouraged to obtain independent tax advice concerning your options and how the terms of this Agreement may affect the tax treatment of your interest.

d. Independent Contractor Status. You agree that during the Consulting Period, (i) you will be an independent contractor to the Company and not an employee of the Company, and (ii) the Company will not make payments for state or federal income tax, FICA (social security and Medicare), make unemployment insurance or disability insurance contributions, or obtain workers’ compensation insurance on your behalf.

e. Protection of Information. You agree that during the Consulting Period and thereafter, you will not use or disclose any confidential or proprietary information or materials of the Company that you obtain or develop in the course of performing consulting services for the Company. Any and all work product you create in the course of performing consulting services for the Company will be the sole and exclusive property of the Company. You hereby assign to the Company all right, title, and interest in all inventions, techniques, processes, materials, and other intellectual property developed in the course of performing consulting services for the Company.

f. Limitations on Authority. You will have no responsibilities or authority as a consultant to the Company other than as provided above. You agree not to represent or purport to represent the Company in any manner whatsoever to any third party except with the prior written consent of the Chief Executive Officer of the Company.

g. Standards of Conduct; Noncompetition. You agree not to engage in any conduct during the Consulting Period that is detrimental to the interests of the Company. You further agree during the Consulting Period that you will not, directly or indirectly, as an officer, director, employee, consultant, owner, manager, member, partner, or in any other capacity solicit, perform, or provide, or attempt to perform or provide Conflicting Services in the United States, nor will you assist another person to solicit, perform or provide or attempt to perform or provide Conflicting Services in the United States. You and the Company agree that for purposes of this Agreement, “Conflicting Services” means any product, service, or process or the research and development thereof, of any person or organization other than the Company that is substantially similar to or competitive with a product, service, or process, including the research and development thereof, of the Company. Notwithstanding the above, you will not be deemed to be engaged directly or indirectly in any Conflicting Services if you participate in any such business solely as a passive investor in up to one percent (1%) of the equity securities of a company or partnership, the securities of which are publicly traded.

h. Termination of Consulting Period. Either you or the Company may terminate the Consulting Period, at any time and for any reason, upon thirty (30) days written notice to the other party. If the Company terminates the Consulting Period without Cause, then the Company will accelerate the vesting on your Company equity interests such that you will be deemed vested in all of the shares that would have vested had you remained a consultant through June 30, 2020. For purposes of this Agreement, Cause shall mean any of the following (as determined reasonably and in good faith by the Board): (i) commission of any felony or other crime involving fraud, dishonesty or moral turpitude; (ii) attempted commission of, or participation in, a fraud or act of dishonesty against the Company; (iii) material violation of any contract or agreement with the Company that causes material harm to the Company; or (iv) discovery of conduct during the term of your employment that would have constituted Cause for termination under the Severance Agreement. You agree that in the event the Company terminates the Consulting Agreement for Cause under the provision of this paragraph 4(h), then you will be required to disgorge all benefits provided to you under the Consulting Agreement, including the benefit of any additional stock rights that vested after the Separation Date.

5. Expense Reimbursements. You agree that, within ten (10) days after the Separation Date, you will submit your final documented expense reimbursement statement reflecting all business expenses you incurred through the Separation Date, if any, for which you seek reimbursement. The Company will reimburse you for these expenses pursuant to its regular business practice.

6. Return of Company Property. By the close of business on the Separation Date, you agree to return to the Company all Company documents (and all copies thereof) and other Company property which you have in your possession or control, including, but not limited to, Company files, notes, drawings, records, plans, forecasts, reports, studies, analyses, proposals, agreements, financial information, research and development information, sales and marketing information, customer lists, prospect information, pipeline reports, sales reports, operational and personnel information, specifications, code, software, databases, computer-recorded information, tangible property and equipment (including, but not limited to, computers, facsimile machines, mobile telephones, servers), credit cards, entry cards, identification badges and keys; and any materials of any kind which contain or embody any proprietary or confidential information of the Company (and all reproductions thereof in whole or in part); provided, however, that you may retain such Company property that is necessary for your performance of the Consulting Services, subject to your prompt return of such information at the conclusion of the Consulting Period.

7. Proprietary Information Obligations. You acknowledge and reaffirm your continuing obligations under your Proprietary Information and Inventions Agreement. The Company will make reasonable best efforts to limit your access to material nonpublic information after December 31, 2018, however at all times, you shall remain subject to applicable securities laws.

8. Nondisparagement. You agree not to disparage the Company, its officers, directors, employees, shareholders, and agents, in any manner likely to be harmful to its or their business, business reputation, or personal reputation, and the Company’s officers and members of the Board of Directors agree not to disparage you in any manner likely to be harmful to your personal, business or professional reputations; provided that both you and the Company will respond accurately and fully to any request for information if required by legal process or in connection with a government investigation. In addition, nothing in this provision or this Agreement is intended to prohibit or restrain you in any manner from making disclosures that are protected under the whistleblower provisions of federal or state law or regulation. The Company and you have agreed upon a press release that accurately describes the reasons for your transition from the Company.

9. No Voluntary Adverse Action; Cooperation. You agree that you will not voluntarily assist any person in bringing or pursuing any claim or action of any kind against the Company or its parents, subsidiaries, affiliates, officers, directors, employees or agents, unless pursuant to subpoena or other compulsion of law. In addition, you agree to cooperate fully with the Company in connection with its actual or contemplated defense, prosecution, or investigation of any claims or demands by or against third parties, or other matters arising from events, acts, or failures to act that occurred during the period of your employment by the Company. Such cooperation includes, without limitation, making yourself available to the Company upon reasonable notice, without subpoena, to provide accurate and complete information in witness interviews and deposition and trial testimony. The Company will reimburse you for reasonable out-of-pocket expenses you incur in connection with any such cooperation (excluding forgone wages, salary, or other compensation) and will make reasonable efforts to accommodate your scheduling needs.

10. No Admissions. You understand and agree that the promises and payments in consideration of this Agreement shall not be construed to be an admission of any liability or obligation by the Company to you or to any other person, and that the Company makes no such admission.

11. Representations. You hereby represent that you have been paid all compensation owed and for all hours worked, have received all the leave and leave benefits and protections for which you are eligible pursuant to the Family and Medical Leave Act, the California Family Rights Act, or otherwise, and have not suffered any on-the-job injury for which you have not already filed a workers’ compensation claim.

12. Section 409A. The payments and benefits under this Agreement are intended to qualify for exemptions from the application of Section 409A of the Internal Revenue Code (“Section 409A”), and this Agreement will be construed to the greatest extent possible as consistent with those provisions, and to the extent not so exempt, this Agreement (and any definitions hereunder) will be construed in a manner that complies with Section 409A to the extent necessary to avoid adverse taxation under Section 409A. Notwithstanding anything to the contrary herein, to the extent required to comply with Section 409A, a termination of employment shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of amounts or benefits upon or following a termination of employment unless such termination is also a “separation from service” within the meaning of Section 409A. Your right to receive any installment payments will be treated as a right to receive a series of separate payments and, accordingly, each installment payment shall at all times be considered a separate and distinct payment.

13. Miscellaneous. This Agreement, including Exhibit A, constitutes the complete, final and exclusive embodiment of the entire agreement between you and the Company with regard to its subject matter. It is entered into without reliance on any promise or representation, written or oral, other than those expressly contained herein, and it supersedes any other such promises, warranties or representations. This Agreement may not be modified or amended except in a writing signed by both you and a duly authorized officer of the Company. This Agreement will bind the heirs, personal representatives, successors and assigns of both you and the Company, and inure to the benefit of both you and the Company, their heirs, successors and assigns. If any provision of this Agreement is determined to be invalid or unenforceable, in whole or in part, this determination will not affect any other provision of this Agreement and the provision in question will be modified so as to be rendered enforceable. This Agreement will be deemed to have been entered into and will be construed and enforced in accordance with the laws of the State of California without regard to conflict of laws principles. Any ambiguity in this Agreement shall not be construed against either party as the drafter. Any waiver of a breach of this Agreement shall be in writing and shall not be deemed to be a waiver of any successive breach. This Agreement may be executed in counterparts and facsimile signatures will suffice as original signatures.

If this Agreement is acceptable to you, please sign below and return the original to me within ten (10) days. The Company’s offer contained herein will automatically expire if you do not sign and return it within this timeframe. You should not sign the Separation Date Release before the Separation Date.

We wish you the best in your future endeavors.

Sincerely,

By:	/s/ Hollings Renton
Hollings Renton
on behalf of the Board of Directors

EXHIBIT A – SEPARATION DATE RELEASE

I HAVE READ, UNDERSTAND AND AGREE FULLY TO THE FOREGOING AGREEMENT:

/s/ William Lis
William Lis

June 3, 2018
Date

EXHIBIT A

SEPARATION DATE RELEASE

(TO BE SIGNED ON THE SEPARATION DATE)

In exchange for the benefits to be provided to me by Portola Pharmaceuticals, Inc. (the “Company”) pursuant to the transition, separation and consulting agreement between the Company and me (the “Separation Agreement”), I hereby provide the following Separation Date Release (the “Release”).

In exchange for the consideration to which I would not otherwise be entitled, I hereby generally and completely release the Company and its predecessors, successors, parent or subsidiary entities, insurers, affiliates and assigns, and each of their respective directors, officers, employees, shareholders, partners, agents and attorneys, from any and all claims, liabilities and obligations, both known and unknown, that arise out of or are in any way related to events, acts, conduct, or omissions prior to or on the date I sign this Separation Date Release. The general release includes, but are not limited to: (i) all claims arising out of or in any way related to my employment with the Company, or the termination of that employment; (ii) all claims related to my compensation or benefits from the Company, including salary, bonuses, commissions, vacation, expense reimbursements, severance pay, fringe benefits, stock, stock options, or any other ownership, equity, or profits interests in the Company; (iii) all claims for breach of contract, wrongful termination, and breach of the implied covenant of good faith and fair dealing; (iv) all tort claims, including claims for fraud, defamation, emotional distress, and discharge in violation of public policy; and (v) all federal, state, and local statutory claims, including claims for discrimination, harassment, retaliation, attorneys’ fees, or other claims arising under the federal Civil Rights Act of 1964 (as amended), the federal Americans with Disabilities Act of 1990, the federal Age Discrimination in Employment Act of 1967 (as amended) (the “ADEA”), the California Labor Code (as amended), and the California Fair Employment and Housing Act (as amended).

I acknowledge that I am knowingly and voluntarily waiving and releasing any rights I have under the ADEA, and that the consideration given for the waiver and releases I have given in this Release is in addition to anything of value to which I was already entitled. I further acknowledge that I have been advised, as required by the ADEA, that: (i) my waiver and release does not apply to any rights or claims that arise after the date I sign this Release; (ii) I should consult with an attorney prior to signing this Release (although I may choose voluntarily not to do so); (iii) I have twenty-one (21) days to consider this Release (although I may choose voluntarily to sign it sooner); (iv) I have seven (7) days following my signing of this Release to revoke the Release by providing written notice of my revocation; and (v) this Release will not be effective until the date upon which the revocation period has expired unexercised, which will be the eighth day after I sign this Release provided that I do not revoke it (the “Release Effective Date”).

Furthermore, in giving the releases set forth in this Release, which include claims which may be unknown to me at present, I acknowledge that I have read and understand Section 1542 of the California Civil Code which reads as follows: “A general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor at the time of executing the release, which if known by him or her must have materially affected his or her settlement with the debtor.” I hereby expressly waive and relinquish all rights and benefits under that section and any law or legal principle of similar effect in any jurisdiction with respect to my release of claims herein, including but not limited to the release of unknown and unsuspected claims.

Notwithstanding the foregoing, the following are not included in the Release (the “Excluded Claims”): (i) any rights or claims for indemnification I may have pursuant to any written indemnification agreement with the Company to which I am a party or the Company’s bylaws or under applicable law; (ii) any rights which cannot be waived as a matter of law; (iii) any rights I have to file or pursue a claim for workers’ compensation or unemployment insurance; and (iv) any claims for breach of this Release. I understand that nothing in this Release limits my ability to file a charge or complaint with the Equal Employment Opportunity Commission, the Department of Labor, the National Labor Relations Board, the Occupational Safety and Health Administration, or any other federal, state or local governmental agency or commission (“Government Agencies”). I further understand that this Release does not limit my ability to communicate with any Government Agencies or otherwise participate in any investigation or proceeding that may be conducted by any Government Agency, including providing documents or other information, without notice to the Company. I understand that while this Release does not limit my right to receive an award for information provided to the Securities and Exchange Commission, I understand and agree that, to maximum extent permitted by law, I am otherwise waiving any and all rights I may have to individual relief based on any claims that I have released and any rights I have waived by signing this Release.

I hereby represent that I have been paid all compensation owed and for all hours worked, have received all the leave and leave benefits and protections for which I am eligible, pursuant to the Family and Medical Leave Act or otherwise, and have not suffered any on-the-job injury for which I have not already filed a claim.

By:

William Lis

Date: